EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota  55402

Telephone:  (612) 492-7000
Facsimile:  (612) 492-7077

December 30, 2010

New Generation Biofuels Holdings, Inc.
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as corporate counsel to New Generation Biofuels Holdings, Inc. (the “Company”) in connection with the original registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of 10,000,000 shares of Common Stock (the “Shares”) issuable pursuant to the Omnibus Incentive Plan, as amended (the “Plan”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s By-Laws, as amended; (iii) certain corporate resolutions certified by the Secretary of the Company as having been adopted by the Board of Directors and shareholders of the Company pertaining to the approval and amendment of the Plan; (iv) the Plan; and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion with respect to (i) the Shares received by Cary J. Claiborne pursuant to the Separation Agreement dated October 8, 2010, as amended; (ii) the Shares received by Miles F. Mahoney pursuant to the Employment Agreement dated October 19, 2010; or (iii) any Shares that were issued pursuant to the Plan prior to the date hereof, and nothing herein shall be construed as an opinion with respect to the Shares described in this paragraph.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By:	/s/ Todd A. Taylor
Todd A. Taylor, Vice President